BARK Announces Up To $28 million in Annual Savings Due to Cost Reduction Initiatives and Potential for Approximately $15 million in IEEPA Tariff Refunds

NEW YORK, March 23, 2026 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading dog brand with a mission to make all dogs happy, today provided an update on the Company’s recent cost reduction initiatives and the status of potential refunds of tariffs previously paid under the International Emergency Economic Powers Act (“IEEPA”).

Cost Reduction Initiatives
BARK has completed a series of cost reduction initiatives during the fourth quarter of fiscal year 2026 as part of a broader effort to improve operating efficiency, and drive profitability and free cash flow of the business. The measures are designed to align the Company’s cost structure with current business needs. The Company expects these actions to result in up to $28 million of annualized cost savings, consisting of:

•Approximately $26 million from workforce, operating efficiencies across sales & marketing and general & administrative, through:
◦Targeted headcount reductions and attrition
◦Increased use of automation, including Artificial Intelligence tools
◦Streamlined utilization of external and offshore partners
•Approximately $2 million from a reduction in corporate office footprint

The Company remains focused on executing its mission and strategic goals, continuing to strengthen its profitability and cash generation, and investing in revenue growth.

“Over the past few months, we conducted a comprehensive review of the business with the goal of streamlining our cost structure that leverages our investments in Artificial Intelligence technologies and key strategic relationships,” said Matt Meeker, Chief Executive Officer of BARK. “These changes are focused on improving our operational effectiveness and further strengthening our bottom line. While the workforce reductions were difficult because they impact our colleagues and friends, who have worked hard to support BARK and its customers, we believe these changes position BARK to operate more efficiently and improve cash generation going forward. We remain focused on executing against our core priorities and strengthening the business over the long term.”

Potential IEEPA Tariff Refunds
On February 20, 2026, the U.S. Supreme Court ruled that tariffs imposed under IEEPA were not legally authorized. The matter was remanded to the U.S. Court of International Trade, which subsequently ordered IEEPA tariff refunds to be paid. U.S. Customs and Border Protection has announced plans to implement a system to process these refunds, with a target launch date of late April 2026.

To date, BARK has paid approximately $15.4 million in incremental tariffs, with $10.5 million allocated to cost of goods sold for the Company’s fiscal year ending March 31, 2026.

The timing and amount of any IEEPA tariff refunds remain uncertain and are subject to administrative implementation, including the development and deployment of the refund processing system, as well as the potential for further legal proceedings or appeals. The Company intends to maintain all legal and administrative rights to the recovery of IEEPA tariffs paid, however, there is no assurance as to the timing or amount of any recovery.

About BARK
BARK is the world’s most dog-centric company, devoted to making all dogs happy with the best products, food, services, and content. BARK’s dog-obsessed team leverages its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, dog-first experiences that foster the health and happiness of dogs everywhere, and more. Founded in 2011, BARK loyally serves millions of dogs nationwide with BarkBox and Super Chewer, its themed toys and treats subscriptions; custom product collections through its retail partner network, including Target, Chewy, and Amazon; BARK in the Belly, a premium dog food and consumables line that donates 100% of food profits to fight canine hunger; and BARK Air, the first air travel experience designed specifically for dogs first. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding anticipated cost savings and timing and amount of potential tariff refunds, that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. Actual results and outcomes could differ materially from any results or outcomes made or implied in such forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to, risks and information included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's quarterly report on Form 10-Q for the quarter ended December 31, 2025, filed with the SEC on February 5, 2026, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements except as required by law.

Contacts
Investors:
investors@barkbox.com

Media:
press@barkbox.com